UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 29, 2022

PBF ENERGY INC.
PBF ENERGY COMPANY LLC
PBF HOLDING COMPANY LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35764	45-3763855
Delaware	333-206728-02	61-1622166
Delaware	333-186007	27-2198168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(Address of the Principal Executive Offices) (Zip Code)

(973) 455-7500
 (Registrant’s Telephone Number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of The Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001	PBF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 29, 2022, PBF Energy Inc. announced that C. Erik Young, Senior Vice President, Chief Financial Officer, has resigned from his positions with PBF Energy Inc. and its subsidiaries (collectively, the “Company”), effective as of December 20, 2022, in order pursue other professional opportunities. Mr. Young stated that his resignation is not the result of any disagreement with the Company or the Board of Directors.

In connection with Mr. Young’s resignation, PBF Investments LLC (“PBF Investments”), a subsidiary of PBF Energy Inc., entered into a letter agreement with Mr. Young setting forth the terms of his separation from service with the Company (the “Letter Agreement”).  Pursuant to the terms of the Letter Agreement, Mr. Young will resign as an officer, director and/or employee of the Company effective at the close of business on December 20, 2022 (the “End Date”).  As set forth in the Letter Agreement and its attachments, Mr. Young will  assist the Company in transitioning his responsibilities, both prior to and after his resignation, pursuant to a consulting arrangement contemplated by the Letter Agreement.  In addition, Mr. Young has agreed to abide by confidentiality, non-solicitation and non-disparagement covenants contained in the Letter Agreement and his employment agreement with PBF Investments (the “Employment Agreement”).  Except for such covenants, the Employment Agreement will terminate effective upon his resignation.  Pursuant to the terms of the Employment Agreement, Mr. Young also agreed to a release of any and all claims against the Company and related parties which in any way relate to Mr. Young’s employment.

Mr. Young will be entitled to the following in exchange for his covenants and releases under the terms of the Letter Agreement: (a) his Accrued Rights (as defined in the Employment Agreement); (b) his annual bonus under the 2022 Cash Incentive Plan for fiscal year 2022, which will be paid to him at the same time it is paid to other senior executives (but in any event no later than March 15, 2023) and the amount shall be the maximum amount payable for his bonus level based upon the achieved performance of PBF Energy Inc. as determined by the Compensation Committee of the Board of Directors of PBF Energy Inc.; and (c) the amendment of the applicable equity incentive plan documents relating to his vested stock options as of the End Date (the “End Date Vested Stock Options”) to extend his right to exercise such End Date Vested Stock Options for an additional period of thirty (30) days, increasing the exercise period to four (4) months after the End Date.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported under Item 1.01 above, PBF Energy Inc. announced the resignation of C. Erik Young as the Senior Vice President, Chief Financial Officer of the Company, effective as of December 20, 2022, in order pursue other professional opportunities. Mr. Young stated that his resignation is not the result of any disagreement with the Company or the Board of Directors.  The Board of Directors of PBF Energy Inc. intends to conduct a search of potential internal and external candidates to replace Mr. Young.

On November 29, 2022, Robert Lavinia, an independent director and a member of the Health, Safety and Environment Committee of the Board of Directors of PBF Energy Inc. informed PBF Energy Inc. that he will retire from the Board effective as of December 31, 2022. Mr. Lavinia’s decision to retire was not the result of any disagreement with the Company or the Board of Directors.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between C. Erik Young and PBF Investments LLC dated November 29, 2022.

99.1	Press Release dated November 29, 2022 announcing Departure of C. Erik Young.

99.2	Press Release dated November 29, 2022 announcing Retirement of Robert Lavinia.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: November 29, 2022	PBF Energy Inc.
(Registrant)

	By:	/s/ Trecia M. Canty
	Name:	Trecia M. Canty
	Title:	Senior Vice President, General Counsel and Secretary

Date: November 29, 2022	PBF Energy Company LLC
(Registrant)

	By:	/s/ Trecia M. Canty
	Name:	Trecia M. Canty
	Title:	Senior Vice President, General Counsel and Secretary

Date: November 29, 2022	PBF Holding Company LLC
(Registrant)

	By:	/s/ Trecia M. Canty
	Name:	Trecia M. Canty
	Title:	Senior Vice President, General Counsel and Secretary